EXHIBIT 21
                                                                                                         Jurisdiction of
Name of Subsidiaries                                                                     Incorporation

Greenparts. Inc.                                                                               Delaware

Metal Max Recycling, LLC                                                             Georgia

In accordance with Item 601(b)(21) of regulation S-K the registrant has omitted the names of particular subsidiaries because the unnamed subsidiaries, considered in the aggregate as a single subsidiary , that would not have constituted a significant subsidiary as of September 30, 2014.